Chief Financial Officer
(650) 340-1888FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FOURTH QUARTER 2009 AND FULL YEAR 2009 RESULTS

(BURLINGAME, CA), March 3, 2010 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its preliminary, unaudited operating results for the fourth quarter and the year ended December 31, 2009.

For the quarter ended December 31, 2009, the Company reported total revenues of $8.6 million compared with total revenues of $8.1 million for the same period of the prior year.  For the year ended December 31, 2009, the Company reported total revenues of $33.6 million compared with revenues of $31.8 million for 2008.

The Company reported net income of $1,906,000 or $1.20 per diluted share, for the fourth quarter of 2009, compared to a net loss of $160,000, or $0.10 per diluted share, for the fourth quarter of 2008.  The Company reported net income of $5,657,000, or $3.62 per diluted share, for 2009, compared to net income of $3,293,000, or $2.08 per diluted share, for 2008.

Operating lease revenue increased by approximately $0.9 million and $2.6 million in the quarter and year ended December 31, 2009, respectively, compared to the same periods in 2008, as a result of the purchase of additional leased assets in June 2008 and August 2009, as well as increased lease rates on some aircraft re-leased during 2008, the effects of which were partially offset by the lack of revenue from some assets that were off lease for all or part of 2009.

Maintenance reserves income is comprised of non-refundable reserves and is earned based on lessee aircraft usage.  Maintenance reserves income decreased by approximately $0.3 million and $1.1 million in the quarter and year ended December 31, 2009, respectively, compared to the same periods in 2008, primarily as a result of lower average aircraft usage by some of the Company’s lessees and two aircraft that were off lease for a longer period in 2009 than in 2008.

Total expenses decreased by approximately $2.6 million and $1.8 million in the quarter and year ended December 31, 2009, respectively, compared to the same periods in 2008.

Depreciation was approximately $0.4 million higher in the year ended December 31, 2009 than in 2008 as a result of aircraft purchases in June 2008 and August 2009.

Maintenance expense decreased by approximately $1.0 million in the quarter ended December 31, 2009, compared to the same period in 2008, due to lower expenses for both the Company’s maintenance for off-lease aircraft and maintenance performed by lessees using non-refundable reserves.  Maintenance expense increased by approximately $0.4 million in the year ended December 31, 2009, compared to 2008, due to the net effect of higher expenses for off-lease aircraft and lower expenses for maintenance performed by lessees using non-refundable reserves.

Interest expense decreased by approximately $1.0 million and $2.0 million in the quarter and year ended December 31, 2009, respectively, compared to the same periods in 2008, primarily because of lower average interest rates and balances related to the Company’s senior debt and a greater gain in fair value related to the Company’s interest rate swap in 2009, the effects of which were partially offset by an increase in net settlement interest related to the swap and, for the twelve-month period, an increase in subordinated notes fee amortization.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(more)

AeroCentury Corp.
Selected Financial Information
(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Not yet audited)	(Audited)	(Not yet audited)	(Audited)
Revenues and other income:

Operating lease revenue	$7,283	$6,412	$27,046	$24,407
Maintenance reserves income	1,360	1,635	6,068	7,169
Other income	(38)	4	450	219

	8,605	8,051	33,564	31,795
Expenses:

Depreciation	1,916	1,896	7,644	7,222
Maintenance costs	1,232	2,216	7,149	6,772
Interest	1,136	2,174	5,202	7,154
Management fees	922	947	3,681	3,677
Provision for aircraft impairment	-	745	-	745
Professional fees and other	462	315	1,235	1,095

	5,668	8,293	24,911	26,665

Income before income tax provision	2,937	(242)	8,653	5,130

Income tax provision	1,031	(82)	2,996	1,837

Net income	$1,906	$(160)	$5,657	$3,293

Earnings per share:
Basic	$1.23	$(0.10)	$3.67	$2.13
Diluted	$1.20	$(0.10)	$3.62	$2.08

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,585,939	1,555,880	1,563,107	1,585,274

Summary Balance Sheet:	December 31, 2009	December 31, 2008
	(Not yet audited)	(Audited)

Total assets	$132,179	$131,733
Total liabilities	$ 91,687	$ 96,898
Shareholders’ equity	$ 40,492	$ 34,835

####